Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Omaha, Nebraska

March 3, 2017

CONTACT:   Craig Allen

                        Chief Financial Officer

                           (800) 283-2357

America First Multifamily Investors, L.P. Reports Fourth Quarter 2016 Earnings

Omaha, Nebraska – On March 3, 2017, America First Multifamily Investors, L.P. (NASDAQ: ATAX) (the “Partnership”) reported the following operating results:

For the quarter ended December 31, 2016

•	Total revenue was $15.9 million in the fourth quarter 2016, compared to $20.8 million in the fourth quarter 2015, and
•	Net income, basic and diluted, was $0.09 in the fourth quarter 2016, compared to $0.14 per unit in the fourth quarter 2015.

For the year ended December 31, 2016

•	Total revenue was $59.0 million for 2016, compared to $60.0 million for 2015,
•	Net income, basic and diluted, was $0.34 per unit, for 2016, compared to $0.34 per unit for 2015, and
•	Cash Available for Distribution was $0.50 per unit for 2016, compared to $0.53 per unit for 2015.

The Partnership reported the following notable transactions during the fourth quarter of 2016:

•	Invested approximately $5.9 million as the only limited equity investor in three entities and reported its investment by the equity method of accounting,
•	Acquired 17 mortgage revenue bonds for approximately $110.3 million,
•	Utilized $40 million from the unsecured lines of credit to finance the acquisition of mortgage revenue bonds,
•	Executed on a new $20 million secured term line of credit to finance the acquisition of mortgage revenue bonds, and
•	Executed four short-term and one long-term fixed rate, fixed term Term A/B Trusts for approximately $38.9 million.

The Partnership reported the following notable transactions for the year ended December 31, 2016:

•	Purchased 22 mortgage revenue bonds for approximately $130.6 million par value which are collateralized by multifamily residential properties,
•	Invested approximately $19.5 million as the only limited equity investor in three entities and reported its investment by the equity method of accounting,
•	Sold two MF Properties for approximately $45.9 million,
•	Acquired one MF Property for approximately $9.9 million,
•

In conjunction with the sale of the remaining three MBS Securities, the related $11.0 million derivative hedging of the MBS Tender Option Bond (“TOB”) financing facility was terminated for its fair value, resulting in no gain or loss,

•	Modified and extended, existing seven Term A/B Trusts and entered into ten new Trusts for approximately $173.3 million,
•	Paid in full, and collapsed, four TOB financings with Deutsche Bank for a total of $20.3 million, and
•	Reduced the Mortgages payable and other secured financings by approximately $17.8 million from the net proceeds of the MF Property sale.

Additionally, in December 2016, the Partnership issued, in a private placement, 700,000 non-cumulative, non-voting and non-convertible Series A Preferred Units (“Preferred Units”) pursuant to a subscription agreement with a financial institution resulting in $7 million in aggregate proceeds.  The Partnership will use the proceeds to acquire mortgage revenue bonds issued by state and local housing authorities to provide construction and/or permanent financing for affordable multifamily and student housing properties.  At December 31, 2016, the Partnership has issued approximately 4.1 million Preferred Units with aggregate gross proceeds of approximately $40.9 million.

“We continue to be encouraged by the investment in our Preferred Units,” said Chad Daffer, Chief Executive Officer of ATAX.  “This provides us with non-dilutive liquidity for the Partnership that will benefit our unitholders.”

On August 24, 2016, the Partnership announced the Board of Managers of Burlington Capital, LLC (“Board”), which is the general partner of the Partnership’s general partner, authorized a unit repurchase program for up to 272,307 of the Partnership’s outstanding Beneficial Unit Certificates (“BUCs”).    At December 31, 2016, the Partnership had repurchased all 272,307 of the BUCs authorized under the program, and, as such, this program has now been terminated.

The Partnership’s 2015 Equity Incentive Plan, as approved by the Unitholders, permits the grant of Restricted Units and other awards to the employees and Board of Managers. Restricted Unit Awards (“RUAs”) are generally granted subject to vesting schedules and provide for the payment of distributions during the restriction period.  In September 2016, the Board granted RUAs in the amount of 238,936 BUCs that vest from three months to approximately three years.  In addition, the Board granted an additional 33,371 RUAs that vest in the same manner as those previously issued in September 2016.  The Partnership recognizes compensation expense for the RUAs on a straight-line basis over their respective vesting periods.

In December 2016, the Partnership was able to secure one additional short-term line of credit with Bankers Trust and entered into a total of five short-term and long-term A/B warehouse financing facilities with Deutsche Bank

AG (“DB”).  The line of credit and the Trust Facility provide the Partnership with secured financing at a fixed cost of borrowing.

“This allows the Partnership a source of financing which permits us to continue to execute on our strategies of investing in core assets for the benefit of our Unitholders,” said Daffer.

Disclosure Regarding Non-GAAP Measures

This report refers to Cash Available for Distribution (“CAD”), which is identified as a non-GAAP financial measure.  The Partnership utilizes CAD as a means to determine our ability to make distributions to unitholders.  We believe CAD provides relevant information about our operations and is necessary along with net income for understanding our operating results.  Net income is the GAAP measure most comparable to CAD.  There is no generally accepted methodology for computing CAD, and our computation of CAD may not be comparable to CAD reported by other companies.  Although we consider CAD to be a useful measure of our operating performance, CAD is a non-GAAP measure and should not be considered as an alternative to net income or net cash flows from operating activities which are calculated in accordance with GAAP, or any other measures of financial performance or liquidity presented in accordance with GAAP.  See the table at the end of this press release for a reconciliation of our net income as determined in accordance with GAAP and our CAD for the periods set forth.

Earnings Webcast/ Conference Call

The Partnership will host a webcast/earnings call for investors on Monday, March 6, 2017, at 4:30 p.m. Eastern Standard Time, to discuss its Fourth Quarter 2016 results.  Participants can access the Fourth Quarter 2016 Earnings Presentation in one of two ways:

•	The Webcast link: http://edge.media-server.com/m/p/3j6ivc9z will be available for registration on Monday, March 6, 2017, approximately 30 minutes prior to the start of the call, or

•	Participants may dial 1-855-854-0934, (direct 720-634-2907), Conference ID #72957614, ten minutes before the call is scheduled to begin, to listen to the audio portion only.

Following completion of the call, a recorded replay will be available on the Partnership’s Investor Relations website.

About America First Multifamily Investors, L.P.

America First Multifamily Investors, L.P. was formed on April 2, 1998 under the Delaware Revised Uniform Limited Partnership Act for the primary purpose of acquiring, holding, selling and otherwise dealing with a portfolio of mortgage revenue bonds which have been issued to provide construction and/or permanent financing for affordable multifamily, student housing and commercial properties. The Partnership is pursuing a business strategy of acquiring additional mortgage revenue bonds and other investments on a leveraged basis.  The Partnership expects and believes the interest earned on these mortgage revenue bonds is excludable from gross income for federal income tax purposes.  The Partnership seeks to achieve its investment growth strategy by investing in additional mortgage revenue bonds and other investments as permitted by the Partnership’s Amended and Restated Limited Partnership Agreement, dated September 15, 2015, taking advantage of attractive financing structures available in the securities market, and entering into interest rate risk management instruments.  America First Multifamily Investors, L.P. press releases are available at www.ataxfund.com.

Safe Harbor Statement

Information contained in this press release contains “forward-looking statements,” which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, risks involving current maturities of our financing arrangements and our ability to renew or refinance such maturities, fluctuations in short-term interest rates, collateral valuations, bond investment valuations and overall economic and credit market conditions. For a further list and description of such risks, see the reports and other filings made by the Partnership with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2016.  The Partnership disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

GAAP to Non-GAAP Reconciliation of Partnership Net Income

The following table shows the calculation of CAD (and a reconciliation of our net income (loss) as determined in accordance with GAAP to our CAD) for the years ended December 31, 2016, 2015 and 2014.

	For the Years Ended December 31,
	2016	2015	2014
Partnership net income	$23,784,507	$26,609,023	$15,033,861
Net (income) loss related to VIEs and eliminations due to consolidation	-	(3,721,397)	635,560
Net income before impact of Consolidated VIE	23,784,507	22,887,626	15,669,421
Change in fair value of derivatives and interest rate derivative amortization	(17,618)	1,802,655	2,003,350
Depreciation and amortization expense	6,862,530	6,505,011	4,897,916
Provision for loan loss	-	-	75,000
Impairment expense	61,506	-	-
Amortization of deferred financing costs	1,862,509	1,622,789	1,183,584
Restricted units compensation expense	833,142	-	-
Deferred income taxes	366,000	-	-
Redeemable Series A preferred unit distribution and accretion	(583,407)	-	-
Tier 2 Income distributable to the General Partner (1)	(2,858,650)	(2,338,956)	(937,106)
Developer income (2)	-	18,159	619,948
Bond purchase premium (discount) amortization (accretion), net of cash received	(106,439)	1,300,932	116,329
Provision for loss on receivables	-	-	-
Depreciation and amortization related to discontinued operations	-	7,432	8,208
Total CAD	$30,204,080	$31,805,648	$23,636,650

Weighted average number of units outstanding, basic	60,182,264	60,252,928	59,431,010
Net income per unit, basic	$0.34	$0.34	$0.25
Total CAD per unit, basic	$0.50	$0.53	$0.40
Distributions per unit	$0.50	$0.50	$0.50

(1) As described in Note 3 to the Company’s consolidated financial statements, Net Interest Income representing contingent interest and Net Residual Proceeds representing contingent interest (Tier 2 income) will be distributed 75% to the Unitholders and 25% to the General Partner. This adjustment represents the 25% of Tier 2 income due to the General Partner.

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For the year ended December 31, 2016, we realized contingent interest of approximately $642,000 from excess cash flow on the Ashley Square and Lake Forest mortgage revenue bonds and approximately $1.4 million on settlement of the Foundation for Affordable Housing property loan, which resulted in Tier 2 income allocable to the general partner of approximately $505,000. In addition, we realized gross gains of approximately $12.4 million and $1.7 million from the sales of the Arboretum and Woodland Park, respectively. After consideration of income taxes, the gain on these sales resulted in approximately $2.4 million allocable to the general partner.

•

For the year ended December 31, 2015, the Consolidated VIEs were sold and we realized approximately $4.8 million of contingent interest and 25% of Tier 2 income due to the General Partner of approximately $1.2 million.  In addition, we reported the sale of Glynn Place and The Colonial which resulted in an approximately $1.2 million and $3.4 million gain, respectively, and 25% of Tier 2 income due to the General Partner is approximately $297,000 and $854,000, respectively.

•

For the year ended December 31, 2014, we realized the sale of the Autumn Pines bond which resulted in an approximate $873,000 gain and Tier 2 income due to the General Partner of approximately $218,000, realized the redemption of the Lost Creek bond which resulted in an approximate $2.8 million gain and Tier 2 income due to the General Partner of approximately $709,000, and received contingent interest from Ashley Square generating $10,000 of Tier 2 income due to the General Partner.

(2) The developer income amount represents cash received by us for developer and construction management services performed on The 50/50 Student Housing at UNL mixed-use project in Lincoln, Nebraska.  The development at the University of Nebraska - Lincoln is accounted for as an MF property and the cash received for these fees has been eliminated within the consolidated financial statements.  For purposes of CAD, we treat these fees as if received from an unconsolidated entity.